UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 16, 2008
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Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	000-26013	84-1334687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5284 Adolfo Road, Camarillo, California 93012
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (805) 437-7200

N/A
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2008, the Company issued a press release announcing the appointment of Frank Greico to the position of Chief Executive Officer and election as a Director of The Board of Directors of the Company (hereinafter, the “Board”).  Mr. Greico assumed the position of Chief Executive Officer in addition to his role as Chief Financial Officer. Also, at that time, the Board elected Elliot Maza, JD, CPA, to the office of Chairman of the Board.

The Board has determined that it is in the best interests of the Company’s employees, creditors and shareholders to separate the roles of Chief Executive Officer and Chief Financial Officer. Therefore, effective June 16, 2008, Mr. Greico is reverting to his role of Chief Financial Officer, at the compensation level specified in his contract for such role, and the Board is considering candidates to fill the position of Chief Executive Officer. In the interim, Mr. Maza will increase his participation in the management of the Company and will resign from the Audit Committee of the Board.

Mr.  Maza became a director in May 2007, and Chairman of the Board on January 23, 2008.  He also serves as Chairman of the Board’s Audit Committee and a member of the Compensation Committee.  Mr. Maza is a licensed C.P.A. and attorney and has extensive experience in the pharmaceutical and drug development industries. Mr. Maza is currently President and Chief Financial Officer and a member of the Board of Directors of Intellect Neurosciences, Inc. (OTC: ILNS), a New York-based biotechnology company.  Prior to joining Intellect, from December 2003 to May 2006,  Mr. Maza was Chief Financial Officer of Emisphere Technologies (NASDAQ: EMIS), a biopharmaceutical company specializing in oral drug delivery.  Previously, he was a partner at Ernst and Young LLP and a Vice President at Goldman Sachs, Inc., and JP Morgan Securities, Inc.  Mr. Maza also practiced law at Sullivan and Cromwell. Mr. Maza received his J.D. degree from the University of Pennsylvania Law School and his Bachelor of Arts from Touro College

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Auriga Laboratories, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2008	AURIGA LABORATORIES, INC.

By: /s/ Elliot M. Maza
Elliot M. Maza
Chairman of the Board